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February 8, 1997




Gregory T. Barnum
Tricord Systems, Inc.
2800 Northwest Blvd.
Plymouth, MN  55441

Dear Greg:

    The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated under the circumstances described below.

1. DEFINITIONS. The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

    (a) "AFFILIATE" means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in which the Parent Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity's governing body.

    (b) "AGREEMENT" means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.

    (c) "BASE PAY" means your annual base salary from the Company at the rate in effect immediately prior to a Triggering Termination or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

    (d) "BOARD" means the board of directors of the Parent Corporation duly qualified and acting at the time in question.

    (e) "CAUSE" means: (i) your gross misconduct; (ii) your willful and continued failure to perform substantially your duties with the Company (other than a failure resulting from your incapacity due to bodily injury or physical or mental illness) after a demand for substantial

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Gregory T. Barnum
February 8, 1997
Page 2

    performance is delivered to you by the chair of the Board which specifically identifies the manner in which you have not substantially performed your duties and provides for a reasonable period of time within which you may take corrective measures; or (iii) your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs your ability to perform substantially your duties for the Company. An act or failure to act will be considered "gross" or "willful" for this purpose only if done, or omitted to be done, by you in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company's board of directors (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, you may not be terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this definition and specifying the particulars thereof in detail.

    (f) "CHANGE IN CONTROL AGREEMENT" means that certain letter agreement between the Parent Corporation and you, dated September 13, 1996, relating to the payment of benefits in connection with certain change in control events of the Parent Corporation.

    (g) "COMPANY" means the Parent Corporation, any Successor and any Affiliate.

    (h) "DATE OF TERMINATION" means: (i) if your employment is to be terminated by you for Good Reason, the date specified in a notice of termination which in no event may be a date more than 15 days after the date on which such notice of termination is given unless the Company agrees in writing to a later date; (ii) if your employment is to be terminated by the Company for Cause, the date specified in the notice of termination;
    (iii) if your employment is terminated by reason of your death, the date of your death; or (iv) if your employment is to be terminated by the Company for any reason other than Cause or your death, the date specified in the notice of termination, which in no event may be a date earlier than 15 days after the date on which a notice of termination is given, unless you expressly agree in writing to an earlier date.

    (i)  "GOOD REASON" means:

         (i) a change in your status, position(s), duties or responsibilities as an executive of the Company as in effect immediately prior to the date of this Agreement which is adverse (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned); provided, however, that Good Reason does not include a change in your status, position(s), duties or responsibilities caused by an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of notice of such change is given by you;

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Gregory T. Barnum
February 8, 1997
Page 3

         (ii) a reduction by the Company in your Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the date of this Agreement or as thereafter increased;

         (iii) the Company's requiring you to be based more than 30 miles from where your office is located immediately prior to the date of this Agreement, except for required travel on the Company's business;

         (iv) the failure by the Company to obtain from any Successor the assent to this Agreement; or

         (v) any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement.

    (j)  "PARENT CORPORATION" means Tricord Systems, Inc. and any Successor.

    (k) "SUCCESSOR" means any person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation's outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

    (l) "TRIGGERING TERMINATION" means termination by the Company of your employment for any reason other than your death or Cause, or termination by you of your employment with the Company for Good Reason, so long as such termination of employment by the Company or you would not cause you to become entitled to receive benefits pursuant to the Change in Control Agreement.

2. TERM OF AGREEMENT. This Agreement is effective immediately and will continue in effect until February 8, 1999; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the term of this Agreement will automatically be extended for 12 additional months beyond the expiration date otherwise then in effect, unless at least 90 calendar days prior to any such January 1, the Company or you has given notice that this Agreement will not be extended; and, provided, further, that if a Triggering Termination has occurred during the term of this Agreement, this Agreement will continue in effect beyond the termination date then in effect until the date on which the Company's obligations to you arising under or in connection with this Agreement have been satisfied in full.

3. BENEFITS UPON A TRIGGERING TERMINATION. You will become entitled to the following benefits if a Triggering Termination occurs during the term of this Agreement.

    (a) CASH PAYMENT. Within 10 business days following the Date of Termination, the Company will make a lump-sum cash payment to you in an amount equal to one times your Base Pay.

    (b) GROUP HEALTH PLANS. During the continuation period, the Company will maintain a group health plan(s) which by its terms covers you (and your family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the Date of

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Gregory T. Barnum
February 8, 1997
Page 4

    Termination for the period after the Date of Termination in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Date of Termination) under the same terms and at the same cost to you and your family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). The "continuation period" is the period beginning on your Date of Termination and ending on the earlier of
    (i) the last day of the 12th month that begins after your Date of Termination or (ii) the date after your Date of Termination on which you first become eligible to participate as an employee in a plan of another employer providing group health benefits to you and your eligible family members and dependents which plan does not contain any exclusion or limitation with respect to any pre-existing condition of you or any eligible family member or dependent who would otherwise be covered under the Company's plan but for this clause (ii). To the extent you incur a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 3(b) which you would not have incurred had you been an active employee of the Company participating in the Company's group health plan, the Company will make a payment to you in an amount equal to such tax liability plus an additional amount sufficient to permit you to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, your tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this
    Section 3(b) will be made within 10 days after your remittal of a written request therefor accompanied by a statement indicating the basis for and amount of the liability. The continuation period under applicable federal and state continuation laws will begin to run from the Date of Termination and will run concurrently during the time that coverage pursuant to this
    Section 3(b) is provided.

4. BINDING AGREEMENT. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

5. NO MITIGATION. You will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to you in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits you may receive from other employment or otherwise.

6. NO SETOFF. The Company has no right to setoff benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.

7. TAXES. All benefits to be provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

8. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt

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Gregory T. Barnum
February 8, 1997
Page 5

requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

9. DISPUTES. If you so elect, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, that you may seek specific performance of your right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, each party will pay its own costs, provided that the costs of the arbitration will be shared equally by the parties. If you do not elect arbitration, you may pursue all available legal remedies.

10. RELATED AGREEMENTS. To the extent that any provision of any other benefit plan or agreement between the Company and you limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other benefit plan or agreement remains in force, the provision of this Agreement will control and such provision of such other benefit plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Notwithstanding the foregoing, in determining whether you are, and in the event that you become, entitled to receive benefits pursuant to the Change in Control Agreement, the terms and conditions of the Change in Control Agreement will control and supersede the terms and conditions of this Agreement. Nothing in this Agreement prevents or limits your continuing or future participation in any benefit plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any benefit plans or other agreements with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any benefit plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such benefit plan or other agreement.

11. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without cause.

12. FUNDING AND PAYMENT. Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due.

13. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, will survive termination of your employment with the

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Gregory T. Barnum
February 8, 1997
Page 6

Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chair of the Board. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with, any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement. This Agreement and the legal relations among the parties as to all matters will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction), and the parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota and hereby consent to the exclusive jurisdiction of said courts for this purpose. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
                             TRICORD SYSTEMS, INC.

                             By: /s/ John J. Mitcham
                                ------------------------------
                                John J. Mitcham
                                President and Chief Executive Officer


                             Agreed to as of this 8th day of February, 1997.
                              /s/ Gregory T. Barnum
                             ---------------------------------
                             Gregory T. Barnum